Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Aircastle Advisor LLC	The IGB Group
Frank Constantinople, SVP Investor Relations	Leon Berman
Tel: +1-203-504-1063	Tel: +1-212-477-8438
fconstantinople@aircastle.com	lberman@igbir.com

Aircastle Announces First Quarter 2017 Results

Total Revenues increased 11% and Net Income rose 17%

Declared Second Quarter 2017 Dividend of $0.26 per Common Share

Key Financial Metrics

•	Total revenues were $204.3 million

•	Total lease rental and finance and sales-type lease revenues were $194.7 million

•	Net income was $42.4 million, or $0.54 per diluted common share

•	Adjusted net income was $45.7 million, or $0.58 per diluted common share

•	Adjusted EBITDA was $193.4 million

•	Cash ROE was 12.0%; net cash interest margin was 8.7%

First Quarter 2017 Highlights

•	Issued $500 million of new seven year, senior unsecured notes at a record low coupon of 4.125%

•	Closed or committed to acquire eighteen aircraft this year for more than $400 million

•	Declared our 44th consecutive quarterly dividend

Stamford, CT. May 4, 2017 – Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported first quarter 2017 net income of $42.4 million, or $0.54 per diluted common share and adjusted net income of $45.7 million, or $0.58 per diluted common share. The first quarter results included total lease rental and finance and sales-type lease revenues of $194.7 million, an increase of 6.3%, versus $183.1 million in the first quarter of 2016.

Commenting on the results, Mike Inglese, Aircastle’s Chief Financial Officer and Acting CEO, stated “Amid a strong aircraft financing environment, Aircastle has continued to benefit from our strategic flexibility, solid balance sheet, and our opportunistic investment strategy. We have remained disciplined in the pursuit of acquisitions and are determined to act only where opportunities have appealing risk and return profiles. With our unique ability to provide value-added solutions to customers, we successfully closed $190 million of aircraft acquisitions during the first quarter and secured commitments to close a further $220 million. We also seized the opportunity to sell or commit to sell several additional aircraft on appealing terms, continuing our progress in optimizing the fleet mix. A number of these aircraft sales are expected to close in the second quarter.”

Note:	Non-GAAP items reconciled in the Appendix.

Mr. Inglese added, “We also made significant strides in our efforts to continue strengthening our balance sheet. Notably, we successfully raised $500 million during the first quarter to replace a maturing 6.75% debt financing with highly attractive, seven year unsecured notes at a record low coupon of 4.125%. This refinancing will generate more than $13 million of annual interest savings.”

Mr. Inglese concluded, “In addition to achieving significant improvements to our fleet and our balance sheet, Aircastle also continued to deliver solid financial and operational results. We increased our net income by $6.2 million versus the prior year’s first quarter, to $42.4 million, and achieved a solid cash ROE of 12.0%, while maintaining fleet utilization of 98.3%, in line with our historical average. Moving forward, Aircastle is in a strong position to continue expanding our earnings power, enhance our fleet, and provide our investors with an attractive, reliable dividend.”

Peter V. Ueberroth, Aircastle’s Chairman of the Board, also provided an update on the status of Ron Wainshal’s medical leave of absence. Mr. Ueberroth, speaking on behalf of the Board of Directors stated, “Ron continues to work hard on his recovery and is making progress; however, we do not expect him to return as CEO during the second quarter.” Mr. Ueberroth continued, “The Board continues to have great faith in Acting CEO Mike Inglese’s service in that role, and the depth and capability of the management team at Aircastle.”

Financial Results

(in thousands, except share data)	Three Months Ended March 31,
	2017	2016
Total Lease Rental and Finance and Sales-Type Lease Revenues	$194,659	$183,067
Total Revenues	$204,273	$183,665
Adjusted EBITDA	$193,391	$183,879
Net income	$42,439	$36,262
Per common share - Diluted	$0.54	$0.46
Adjusted net income	$45,691	$44,091
Per common share - Diluted	$0.58	$0.56

First Quarter Results

Total revenues were $204.3 million, an increase of $20.6 million, or 11.2% from the previous year. The increase was driven by an $11.6 million increase in lease rental and finance and sales-type lease revenues, and an $11.0 million increase in maintenance revenues. Rental revenues were higher due to net fleet growth, while maintenance revenues rose primarily due to return compensation from two lessees during the first quarter of 2017. Total maintenance revenues were $12.3 million in the first quarter of 2017 versus $1.3 million in the prior year.

Adjusted EBITDA for the first quarter was $193.4 million, up $9.5 million, or 5.2% from the first quarter of 2016, due primarily to higher rental and maintenance revenues of $22.6 million, partially offset by lower gains from aircraft sales of $12.1 million. We sold twelve aircraft for a gain on sale of $12.8 million during the first quarter of 2016 versus one aircraft sale that was closed during the current year’s first quarter.

Adjusted net income for the quarter was $45.7 million, an increase of $1.6 million versus the prior year. Higher total rental and maintenance revenues were mostly offset by lower gains from aircraft sales along with higher maintenance, depreciation and other expenses.

Aviation Assets

During the first quarter of 2017, we acquired eight aircraft for approximately $190 million and had commitments to acquire ten additional aircraft for more than $220 million. These eighteen aircraft have a weighted average age of approximately 7.9 years and a weighted average remaining lease term of 7.6 years. Narrow-body aircraft comprise seventeen of the total aircraft acquired.

As of March 31, 2017, Aircastle owned 200 aircraft having a net book value of $6.6 billion. We also managed thirteen aircraft with a net book value of $682 million on behalf of our joint ventures.

Owned Aircraft	As of March 31, 2017(1)	As of March 31, 2016(1)
Net Book Value of Flight Equipment ($ mils.)	$6,596	$5,771
Net Book Value of Unencumbered Flight Equipment ($ mils.)	$4,725	$3,752
Number of Aircraft	200	153
Number of Unencumbered Aircraft	163	111
Weighted Average Fleet Age (years)(2)	8.2	7.6
Weighted Average Remaining Lease Term (years)(2)	4.8	5.6
Weighted Average Fleet Utilization for the period ended(3)	98.3%	99.6%
Portfolio Yield for the period ended(4)	12.3%	12.5%
Net Cash Interest Margin(5)	8.7%	9.0%
Managed Aircraft on behalf of Joint Ventures
Net Book Value of Flight Equipment ($ mils.)	$682	$590
Number of Aircraft	13	9

(1)	Calculated using net book value of flight equipment held for lease and net investment in finance leases at period end.
(2)	Weighted by net book value.
(3)	Aircraft on-lease days as a percent of total days in period weighted by net book value.
(4)	Lease rental revenue, interest income and cash collections on our net investment in finance and sales-type leases for the period as a percent of the average net book value for the period; quarterly information is annualized. Based on the growing level of finance and sales-type lease revenue management revised the calculation of portfolio yield to include our net investment in finance and sales-type leases in the average net book value and to include the interest income and cash collections on our net investment in finance and sales-type leases in lease rentals.
(5)	Net Cash Interest Margin = Lease rental yield plus finance lease revenue and collections minus interest on borrowings, net of settlements on interest rate derivatives, and other liabilities / average NBV of flight equipment for the period calculated on a quarterly basis, annualized.

Financing Activity

During the first quarter of 2017, we issued $500 million in unsecured Senior Notes due 2024 bearing a coupon of 4.125%. On April 17, 2017 we repaid $500 million of maturing, unsecured Senior Notes bearing a coupon of 6.75%. The associated annual interest expense savings is approximately $13.1 million.

Common Dividend

On May 2, 2017, Aircastle’s Board of Directors declared a second quarter 2017 cash dividend on its common shares of $0.26 per share, payable on June 15, 2017 to shareholders of record on May 31, 2017. This is our 44th consecutive dividend.

Conference Call

In connection with this earnings release, management will host an earnings conference call on Thursday, May 4, 2017 at 10:00 A.M. Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (888) 300-2343 (from within the U.S. and Canada) or (719) 325-2170 (from outside of the U.S. and Canada) ten minutes prior to the scheduled start and referencing the passcode “5337956”.

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for one month following the call. In addition to this earnings release an accompanying power point presentation has been posted to the Investor Relations section of Aircastle’s website.

For those who are not available to listen to the live call, a replay will be available until 3:00 P.M. Eastern time on Saturday, June 3, 2017 by dialing (888) 203-1112 (from within the U.S. and Canada) or (719) 457-0820 (from outside of the U.S. and Canada); please reference passcode “5337956”.

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of March 31, 2017, Aircastle owned and managed on behalf of its joint ventures 213 aircraft leased to 72 customers located in 37 countries.

Safe Harbor

All statements in this press release, other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our proposed public offering of notes and our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted EBITDA, Adjusted Net Income, Cash Return on Equity and Net Cash Interest Margin and the global aviation industry and aircraft leasing sector. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our historical performance and that of our subsidiaries and on our current plans, estimates and expectations and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any such forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this press release. These risks or uncertainties include, but are not limited to, those described from time to time in Aircastle’s filings with the SEC and previously disclosed under “Risk Factors” in Item 1A of Aircastle’s 2016 Annual Report on Form 10- K. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Aircastle Limited and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	March 31,		December 31,
	2017		2016
ASSETS
Cash and cash equivalents	$871,858		$455,579
Restricted cash and cash equivalents	50,754		53,238
Accounts receivable	7,442		6,035
Flight equipment held for lease, net of accumulated depreciation of $1,284,855 and $1,224,899, respectively	6,295,690		6,247,585
Net investment in finance and sales-type leases	299,969		260,853
Unconsolidated equity method investments	74,653		72,977
Other assets	140,544		148,398

Total assets	$7,740,910		$7,244,665

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings from secured financings, net of debt issuance costs	$1,189,423	$	1,219,034
Borrowings from unsecured financings, net of debt issuance costs	3,781,761		3,287,211
Accounts payable, accrued expenses and other liabilities	144,384		127,527
Lease rentals received in advance	60,302		62,225
Security deposits	123,673		122,597
Maintenance payments	585,283		591,757

Total liabilities	5,884,826		5,410,351

Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Preference shares, $.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—		—
Common shares, $.01 par value, 250,000,000 shares authorized, 78,717,916 shares issued and outstanding at March 31, 2017; and 78,593,133 shares issued and outstanding at December 31, 2016	787		786
Additional paid-in capital	1,520,405		1,521,190
Retained earnings	337,863		315,890
Accumulated other comprehensive loss	(2,971)		(3,552)

Total shareholders’ equity	1,856,084		1,834,314

Total liabilities and shareholders’ equity	$7,740,910		$7,244,665

Aircastle Limited and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues:
Lease rental revenue	$190,586	$179,570
Finance and sales-type lease revenue	4,073	3,498
Amortization of lease premiums, discounts and incentives	(3,112)	(1,070)
Maintenance revenue	12,287	1,260

Total lease revenue	203,834	183,258
Other revenue	439	407

Total revenues	204,273	183,665

Operating expenses:
Depreciation	79,174	76,647
Interest, net	63,068	64,241
Selling, general and administrative (including non-cash share based payment expense of $2,102 and $1,643 for the three months ended March 31, 2017 and 2016, respectively)	16,167	15,492
Impairment of flight equipment	500	—
Maintenance and other costs	2,931	1,403

Total expenses	161,840	157,783

Other income (expense):
Gain on sale of flight equipment	759	12,833
Other	(1,149)	(73)

Total other income (expense)	(390)	12,760

Income from continuing operations before income taxes and earnings of unconsolidated equity method investment	42,043	38,642
Income tax provision	1,846	3,939
Earnings of unconsolidated equity method investments, net of tax	2,242	1,559

Net income	$42,439	$36,262

Earnings per common share — Basic:
Net income per share	$0.54	$0.46

Earnings per common share — Diluted:
Net income per share	$0.54	$0.46

Dividends declared per share	$0.26	$0.24

Aircastle Limited and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands) (Unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$42,439	$36,262
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	79,174	76,647
Amortization of deferred financing costs	4,155	5,607
Amortization of lease premiums, discounts and incentives	3,112	1,070
Deferred income taxes	1,309	(392)
Non-cash share based payment expense	2,102	1,643
Cash flow hedges reclassified into earnings	581	5,372
Security deposits and maintenance payments included in earnings	(10,524)	(1,648)
Gain on sale of flight equipment	(759)	(12,833)
Impairment of flight equipment	500	—
Other	112	(1,558)
Changes in certain assets and liabilities:
Accounts receivable	(1,407)	992
Other assets	(1,000)	(1,137)
Accounts payable, accrued expenses and other liabilities	14,334	15,066
Lease rentals received in advance	(2,552)	(3,827)

Net cash and restricted cash provided by operating activities	131,576	121,264

Cash flows from investing activities:
Acquisition and improvement of flight equipment	(142,053)	(96,524)
Proceeds from sale of flight equipment	16,819	306,029
Aircraft purchase deposits and progress payments, net of returned deposits and aircraft sales deposits	(1,935)	(7,162)
Net investment in finance and sales-type leases	(35,785)	—
Collections on finance and sales-type leases	5,614	3,663
Unconsolidated equity method investments and associated costs	—	(7,731)
Other	88	(176)

Net cash and restricted cash provided by (used in) investing activities	(157,252)	198,099

Cash flows from financing activities:
Repurchase of shares	(2,513)	(33,250)
Proceeds from secured and unsecured debt financings	500,000	500,000
Repayments of secured and unsecured debt financings	(31,178)	(352,928)
Deferred financing costs	(8,038)	(9,454)
Security deposits and maintenance payments received	41,049	33,147
Security deposits and maintenance payments returned	(39,383)	(20,936)
Dividends paid	(20,466)	(18,915)

Net cash and restricted cash provided by financing activities	439,471	97,664

Net increase in cash and restricted cash	413,795	417,027
Cash and restricted cash at beginning of period	508,817	254,041

Cash and restricted cash at end of period	$922,612	$671,068

Aircastle Limited and Subsidiaries

Selected Financial Guidance Elements for the Second Quarter of 2017

($ in millions, except for percentages)

(Unaudited)

Guidance Item	Q2:17
Lease rental revenue	$184 - $188
Finance lease revenue	$5 - $6
Maintenance revenue	$14 - $16
Amortization of net lease discounts and lease incentives	($2) - ($3)
SG&A(1)	$16 - $17
Depreciation	$77 - $79
Interest, net	$62 - $64
Gain on sale	$6 - $14
Full year effective tax rate	4% - 7%

(1)	Includes ~$2.8M of non-cash share based payment expense.

Aircastle Limited and Subsidiaries

Supplemental Financial Information

(Amount in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues	$204,273	$183,665
EBITDA	$189,639	$182,159
Adjusted EBITDA	$193,391	$183,879
Adjusted net income	$45,691	$44,091
Adjusted net income allocable to common shares	$45,398	$43,772
Per common share - Basic	$0.58	$0.56
Per common share - Diluted	$0.58	$0.56
Basic common shares outstanding	78,177	78,543
Diluted common shares outstanding	78,372	78,543

Refer to the selected information accompanying this press release for a reconciliation of GAAP to Non-GAAP information.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
	(Dollars in thousands)
Net income	$42,439	$36,262
Depreciation	79,174	76,647
Amortization of net lease discounts and lease incentives	3,112	1,070
Interest, net	63,068	64,241
Income tax provision	1,846	3,939

EBITDA	189,639	182,159
Adjustments:
Impairment of flight equipment	500	—
Non-cash share based payment expense	2,102	1,643
Loss on mark-to-market of interest rate derivative contracts	1,150	77

Adjusted EBITDA	$193,391	$183,879

We define EBITDA as income (loss) from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-US GAAP measure is helpful in identifying trends in our performance.

This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Accordingly, this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure, or expenses, of the organization. EBITDA is one of the metrics used by senior management and the board of directors to review the consolidated financial performance of our business.

We define Adjusted EBITDA as EBITDA (as defined above) further adjusted to give effect to adjustments required in calculating covenant ratios and compliance as that term is defined in the indenture governing our senior unsecured notes. Adjusted EBITDA is a material component of these covenants.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Adjusted Net Income Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
	(Dollars in thousands)
Net income	$42,439	$36,262
Loan termination fee(1)	—	1,509
Loss on mark-to-market of interest rate derivative contracts(2)	1,150	77
Write-off of deferred financing fees(1)	—	1,972
Non-cash share based payment expense(3)	2,102	1,643
Securitization No. 1 hedge loss amortization charges (1)	—	2,628

Adjusted net income	$45,691	$44,091

(1)	Included in Interest, net.
(2)	Included in Other income (expense).
(3)	Included in Selling, general and administrative expenses.

Management believes that ANI, when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provides useful information about operating and period-over-period performance, and provides additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting elements related to interest rate derivative accounting, changes related to refinancing activity and non-cash share based payment expense.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Cash Return on Equity Calculation

(Dollars in thousands)

(Unaudited)

	CFFO	Finance Lease Collections	Gain (Loss) on Sale of Eqt.	Deprec.	Distributions in excess (less than) Equity Earnings	Cash Earnings	Average Shareholders’ Equity	12 Month Cash ROE
2011	$359,377	$—	$39,092	$242,103	$—	$156,366	$1,370,513	11.4%
2012	$427,277	$3,852	$5,747	$269,920	$—	$166,956	$1,425,658	11.7%
2013	$424,037	$9,508	$37,220	$284,924	$—	$185,841	$1,513,156	12.3%
2014	$458,786	$10,312	$23,146	$299,365	$667	$193,546	$1,661,228	11.7%
2015	$526,285	$9,559	$58,017	$318,783	$(530)	$274,548	$1,759,871	15.6%
2016	$468,092	$19,413	$39,126	$305,216	$(1,782)	$219,633	$1,789,256	12.3%
LTM Q1:17	$478,404	$21,364	$27,052	$307,743	$(2,067)	$217,010	$1,804,573	12.0%

Note: LTM Average Shareholders’ Equity is the average of the most recent five quarters period end Shareholders’ Equity. Management believes that the cash return on equity metric (“Cash ROE”) when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provide useful information about operating and period-over-period performance, and provide additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting impacts related to non-cash revenue and expense items and interest rate derivative accounting, while recognizing the depreciating nature of our assets.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Cash Interest Margin Calculation

(Dollars in thousands)

(Unaudited)

	Average NBV	Quarterly Rental Revenue	Cash Interest(1)	Annualized Net Cash Interest Margin(2)
Q1:12	$4,388,008	$152,242	$44,969	9.8%
Q2:12	$4,542,477	$156,057	$48,798	9.4%
Q3:12	$4,697,802	$163,630	$41,373	10.4%
Q4:12	$4,726,457	$163,820	$43,461	10.2%
Q1:13	$4,740,161	$162,319	$48,591	9.6%
Q2:13	$4,840,396	$164,239	$44,915	9.9%
Q3:13	$4,863,444	$167,876	$47,682	9.9%
Q4:13	$5,118,601	$176,168	$49,080	9.9%
Q1:14	$5,312,651	$181,095	$51,685	9.7%
Q2:14	$5,721,521	$190,574	$48,172	10.0%
Q3:14	$5,483,958	$182,227	$44,820	10.0%
Q4:14	$5,468,637	$181,977	$44,459	10.1%
Q1:15	$5,743,035	$181,027	$50,235	9.1%
Q2:15	$5,967,898	$189,238	$51,413	9.2%
Q3:15	$6,048,330	$191,878	$51,428	9.3%
Q4:15	$5,962,874	$188,491	$51,250	9.2%
Q1:16	$5,988,076	$186,730	$51,815	9.0%
Q2:16	$5,920,030	$184,469	$55,779	8.7%
Q3:16	$6,265,175	$193,909	$57,589	8.7%
Q4:16	$6,346,361	$196,714	$58,631	8.7%
Q1:17	$6,505,355	$200,273	$58,839	8.7%

(1)	Excludes loan termination payments of $3.0 million in the second quarter of 2013. Also excludes loan termination payments of $1.5 million and $3.5 million in the first quarter and fourth quarter of 2016 respectively.
(2)	Net Cash Interest Margin = Lease rental yield plus finance lease revenue and collections minus interest on borrowings, net of settlements on interest rate derivatives, and other liabilities / average NBV of flight equipment for the period calculated on a quarterly basis, annualized. Based on the growing level of finance and sales-type lease revenue, management revised the calculation of portfolio yield to include our net investment in finance and sales-type leases in the average net book value and to include the interest income and cash collections on our net investment in finance and sales-type leases in lease rentals.

Management believes that net cash interest margin, when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provides useful information about the effective deployment of our capital in the context of the yield on our aircraft assets, the utilization of those assets by our lessees, and our ability to borrow efficiently.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended March 31, 2017
	Shares	Percent(2)
Weighted-average shares:
Common shares outstanding – Basic	78,177	99.36%
Unvested restricted common shares	504	0.64%

Total weighted-average shares outstanding	78,681	100.00%

Common shares outstanding – Basic	78,177	99.75%
Effect of dilutive shares(1)	195	0.25%

Common shares outstanding – Diluted	78,372	100.00%

Net income allocation
Net income	$42,439	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	(272)	(0.64%)

Earnings available to common shares – Basic	$42,167	99.36%

Adjusted net income allocation
Adjusted net income	$45,691	100.00%
Amounts allocated to unvested restricted shares	(293)	(0.64%)

Amounts allocated to common shares – Basic and Diluted	$45,398	99.36%

(1)	For the three months ended March 31, 2017, dilutive shares represented contingently issuable shares related to the Company’s PSUs.
(2)	Percentages rounded to two decimal places.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended March 31, 2016
	Shares	Percent(2)
Weighted-average shares:
Common shares outstanding – Basic	78,543	99.28%
Unvested restricted common shares	572	0.72%

Total weighted-average shares outstanding	79,116	100.00%

Common shares outstanding – Basic	78,543	100.00%
Effect of dilutive shares(1)	—	—

Common shares outstanding – Diluted	78,543	100.00%

Net income allocation
Net income	$36,262	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	(262)	(0.72%)

Earnings available to common shares — Basic	$36,000	99.28%

Adjusted net income allocation
Adjusted net income	$44,091	100.00%
Amounts allocated to unvested restricted shares	(319)	(0.72%)

Amounts allocated to common shares – Basic and Diluted	$43,772	99.28%

(1)	For the three months ended March 31, 2016 the company had no dilutive shares.
(2)	Percentages rounded to two decimal places.